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                                                                    Exhibit 10.4

                       PREFERRED STOCK PURCHASE AGREEMENT


                  PREFERRED STOCK PURCHASE AGREEMENT, dated as of November 25, 1996 (the "Agreement"), between Brim, Inc., an Oregon corporation (the "Purchaser"), and General Electric Capital Corporation, a New York corporation (the "Seller").

                                  BACKGROUND

         A.  The Purchaser has entered into the following series of agreements:

         (i) That Investment Agreement dated November 21, 1996 (the "Investment Agreement") by and between Purchaser and Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("Golder Thoma") which contemplates, among other things, that Golder Thoma and/or its designee will acquire certain newly issued shares of common and preferred stock of the Purchaser (the "Investment Transaction").

         (ii) That Merger Agreement dated November27, 1996 (the "BSL Merger Agreement") by and among the Purchaser, Brim Senior Living, Inc. ("BSL") and Encore Senior Living, LLC ("Encore"), pursuant to which, among other things, BSL will be merged with and into Encore and certain assets of the Purchaser related to the business conducted by BSL will be sold to Encore (the "BSL Merger and Related Transactions").

         (iii) That Stock Purchase Agreement dated November 27, 1996 (the "MSL Stock Purchase Agreement") by and between the Purchaser and CC Lantana, Inc. ("CC") pursuant to which, among other things, CC will acquire from Purchaser all of the issued and outstanding stock of its wholly owned subsidiary Meridian Senior Living, Inc. (the "MSL Transaction").

         (iv) That Purchase Agreement dated November 25, 1996 (the "Meridian Purchase Agreement") by and among Purchaser and K. David McAllister and James Williams pursuant to which, among other things, Messrs. Williams and McAllister will acquire from Purchaser its limited partnership interest in Meridian Park Village Limited Partnership (the "Meridian Park Transaction").





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         (v) That Purchase Agreement dated November 25, 1996 (the "Plaza
Purchase Agreement") by and among Purchaser, certain subsidiaries of Purchaser and Plaza Enterprises, LLC ("Plaza"), pursuant to which, among other things, Plaza will acquire from Purchaser and such subsidiaries certain medical office buildings and a home health business in which Purchaser and said subsidiaries are currently engaged (the "Plaza Transaction").

         Hereinafter the Investment Transaction, the BSL Merger and Related Transactions, the MSL Transaction, the Meridian Park Transaction and the Plaza Transaction will be collectively referred to as the "Transactions" and the Investment Agreement, the BSL Merger Agreement, the MSL Stock Purchase Agreement, the Meridian Purchase Agreement and the Plaza Purchase Agreement will be collectively referred to as the "Transaction Documents."

         B. In connection with its entering into the Transaction Documents, the Purchaser has requested that the Seller enter into this Agreement pursuant to which the Purchaser shall repurchase all 96,000 shares of Series A Cumulative Convertible Preferred Stock of the Purchaser (the "Preferred Stock") owned by Seller (the "Seller's Shares") upon the terms and subject to the conditions hereinafter set forth.

                                      TERMS

           In consideration of the respective representations, warranties, covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

         1. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

         (a) Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         (b) Share Ownership. Seller owns 96,000 shares of Preferred Stock of record or beneficially, as of the date hereof. Seller owns all such shares free and clear of all liens, encumbrances, equities or claims.



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         (c) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by creditors' rights laws or general principles of equity.

         (d) No Conflict: Required Filings and Consents.

         (i) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, conflict with or violate any of the Certificate of Incorporation or Bylaws of Seller, conflict with or violate any laws applicable to Seller or by or to which any of Seller's properties or assets is bound or subject or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien on any of the properties or assets of Seller, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any of Seller's properties or assets is bound or subject, in each case, other than any conflict, violation, breach, default, right, payment or lien which would not, individually or in the aggregate, have a material adverse effect on the Seller or on its ability to sell the Seller's Shares to Purchaser pursuant to this Agreement.

         (ii) The execution and delivery of this Agreement by Seller does not, and the performance by Seller of this Agreement and the consummation of the



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transactions contemplated hereby will not, require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental entity, in each case, other than any consent, approval, authorization, permit, filing or notification, which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on the Seller or on its ability to sell the Seller's Shares to Purchaser pursuant to this Agreement.

         (e) Absence of Litigation. There is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any governmental entity pending or, to the knowledge of Seller, threatened against Seller or affecting any of Seller's businesses, assets or rights that would impair Seller's ability to consummate the transactions contemplated hereby and Seller is not a party or subject to or in default under any judgment, order or decree of any governmental entity that could impair its ability to consummate the transactions under this Agreement.

         (f) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         (g) Purchaser's Proxy Statement. Seller has received and reviewed a copy of the Proxy Statement dated November 29, 1996 (the "Proxy Statement) regarding the Transactions (as defined in the Investment Agreement).

         2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

         (a) Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted.



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         (b) Authority. Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including, without limitation, approval by the Purchaser's Board of Directors) and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the approval of the consummation of the transactions contemplated hereby by the shareholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by Seller and approval of the Transactions by the shareholders of Purchaser, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable creditors' rights laws or general principles of equity.

         (c) No Conflict: Required Filings and Consents.

         (i) The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, conflict with or violate the Restated Certificate of Incorporation or By-Laws of Purchaser, conflict with or violate any laws applicable to Purchaser or by or to which any of its properties or assets is bound or subject or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien on any of the properties or assets of Purchaser, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or subject, in each case, other than any conflict, violation, breach, default, right, payment or lien which would not, individually or in the aggregate, have a material adverse effect on the



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Purchaser or on its ability to purchase the Seller's Shares from
Seller pursuant to this Agreement.

         (ii) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, require Purchaser to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental entity other than those provided for in the Transaction Documents and other than any consent, approval, authorization, permit, filing or notification, which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on the Purchaser or on its ability to purchase the Seller's Shares from Seller pursuant to this Agreement.

         (d) Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, other than that fee due to Smith Barney which has acted as a financial advisor to Purchaser in connection with the Transactions, which fee shall be paid by, and remain the sole responsibility of, Purchaser in the case of the BSL Merger and Related Transactions and of Golder Thoma in the case of the Investment Transaction, in each case, under the terms of the Transaction Documents.

         (e) Disclosure. The Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein in light of the circumstances under which they were made not misleading. True and complete copies of each of the Transaction Documents have been furnished to Seller and there are no other oral or written agreements or commitments relating to the Transactions.

         (f) Absence of Litigation. There is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any governmental entity pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting any of



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Purchaser's businesses, assets or rights that would impair Purchaser's ability to consummate the transactions contemplated hereby and Purchaser is not a party or subject to or in default under any judgment, order or decree of any governmental entity that could impair its ability to consummate the transactions under this Agreement.

         3. Purchase and Sale of Shares.

         (a) At the Closing provided for in Section 4 of this Agreement (the "Closing") and subject to the conditions set forth in Section 5 of this Agreement, the Seller will sell, transfer and deliver the Seller's Shares to the Purchaser (duly endorsed for transfer in blank or accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps affixed and canceled) and the Purchaser will purchase the Seller's Shares for the following amount: Thirty Million Three Thousand One Hundred Six and no/100 Dollars ($30,003,106), representing an accrued dividend of Two Million Six Hundred Twenty Four Thousand and no/100 Dollars ($2,624,000) and Twenty Seven Million Three Hundred Seventy Nine Thousand One Hundred Six and no/100 Dollars ($27,379,106) as the purchase price for the Seller's Shares. The foregoing assumes that the Closing occurs on or after December 1 and on or before December 15, 1996. In the event the Closing occurs after the date of this Agreement but prior to December 1, the Purchaser will purchase the Seller's Shares for the following amount: Twenty Nine Million Nine Hundred Eighty Seven Thousand One Hundred Six and no/100 Dollars ($29,987,106), representing an accrued dividend of Two Million Five Hundred Ninety Two Thousand and no/100 Dollars ($2,592,000) and Twenty Seven Million Three Hundred Ninety Five Thousand One Hundred Six and no/100 Dollars ($27,395,106) as the purchase price for the Seller's Shares. The foregoing also assumes the costs to the Company of the Senior Living Transaction shall not exceed $500,000. In the event the costs are greater or less than said amount, the amount due to Seller shall be adjusted accordingly.

         (b) In addition, Seller shall have an interest in Two Million One Hundred Sixty Eight Thousand Eight Hundred Forty Four and no/100 Dollars




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($2,168,844) of the amounts deposited by the purchasers under the Investment
Agreement, the BSL Merger Agreement and the MSL Stock Purchase Agreement in the Escrow Accounts and the Agents/Legal Fees Expense Account created under the terms thereof, each in accordance with the terms of the Investment Agreement, the BSL Merger Agreement and the MSL Stock Purchase Agreement and any escrow agreements executed pursuant thereto and in any distribution which may be made under Section 1.08 of the Investment Agreement.

         (c) Each of Seller and Purchaser will, upon request of the other, promptly execute and deliver all additional documents reasonably deemed by the requesting party to be necessary, appropriate or desirable to effect, complete and evidence the sale and purchase, assignment, and transfer of the Seller's Shares pursuant to this Agreement. In the event of any change in the number of Seller's Shares outstanding by recapitalization, declaration of a stock split or combination or payment of a stock dividend or the like, the number of Seller's Shares to be transferred to the Purchaser and purchase price to be made to the Seller shall be adjusted accordingly.

         4. Closing. The closing of the purchase and sale hereunder shall take place immediately after the consummation of the Investment in accordance with the terms of the Investment Agreement at the offices of Purchaser, or at such other time and place as the parties may mutually agree. At the Closing, Seller shall deliver the Seller's Shares and the Purchaser shall pay the purchase price therefore and the accrued dividends thereon in accordance with the provisions of
Section 3 hereof.

         5. Conditions.

         (a) The obligations of each of the parties to this Agreement shall be subject to the satisfaction or waiver, if applicable, at the Closing of each of the following conditions, each of which may be satisfied concurrently:



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         (i) the Transactions contemplated by the terms of the Transaction
Documents shall have been consummated; and

         (ii) no order, decree or injunction of a court of competent jurisdiction which prevents the consummation of the transactions contemplated by this Agreement or of the Transactions contemplated by the Transaction Documents shall be in effect.

         (b) The obligations of the Purchaser under this Agreement shall also be subject to the representations and warranties of the Seller being true, correct and complete in all material respects as of the date hereof and as of the Closing, and the Seller having complied with its covenants hereunder.

         (c) The obligations of the Seller under this Agreement shall be subject to the representations and warranties of the Purchaser being true, correct and complete in all material respects as of the date hereof and as of the Closing, and the Purchaser having complied with its covenants hereunder.

         6. Prohibited Transactions. From the date hereof through the Closing or the earlier termination or expiration of this Agreement, except as provided for herein, the Seller agrees not to:

         (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Seller's Shares; or

         (b) grant any proxies, deposit any or all of the Seller's Shares into a voting trust or enter into a voting agreement with respect to any of the Seller's Shares.

         7. Termination of Certain Agreements. Each of Seller and Purchaser hereby irrevocably consents to the termination of, and hereby terminates effective upon the purchase of the Seller's Shares at the Closing, the following agreements



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to which Seller and Purchaser are a party and by which Seller and Purchaser or
Seller's Shares are or may be bound:

         (a) That Stock Purchase Agreement dated as of July 16, 1993 between Purchaser and Seller;

         (b) That Shareholders' Agreement dated as of July 16, 1993 between Purchaser and Seller and the shareholders listed therein (the "GE Shareholders Agreement");

         (c) That Registration Rights Agreement dated as of July 16, 1993 between Purchaser and Seller.

         8. Waivers and Consents. In consideration for the purchase of the Seller's Shares and the representations and warranties of Purchaser set forth herein, Seller does hereby:

         (a) Irrevocably waive any right to participate as (i) a member in Encore, (ii) a member in Plaza, (iii) a shareholder in Purchaser or (iv) a general or limited partner in Meridian after the closing of the Transactions; provided, however, that nothing herein shall be construed as a waiver by Seller of its right to participate in the receipt of any funds which may be distributed from the escrow accounts created under the terms of the Investment Agreement, the BSL Merger Agreement and the MSL Stock Purchase Agreement or which may be distributed pursuant to Section 1.08 of the Investment Agreement. Seller acknowledges and agrees that Golder Thoma and/or its designee, Encore, Plaza, CC and Messrs. McAllister and Williams, respectively, are and shall be intended third party beneficiaries of this Section 8.

         (b) Consent to the transfer, immediately prior to the consummation of the merger of Purchaser and Carryco, Inc. contemplated by the Investment Agreement, by those persons identified in the Investment Agreement as Carryover



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Shareholders of certain of their shares of Purchaser to Carryco, Inc. in accordance with the terms of the Investment Agreement.

         (c) Consent to the amendment of the Purchaser's Articles of Incorporation to increase the number of authorized preferred shares to include the junior redeemable preferred shares, the junior paid in kind preferred shares and the senior paid in kind preferred shares contemplated by the terms of the Investment Agreement.

         (d) Waive its right to appoint replacement directors to the Board of Directors of Purchaser in the event of the resignation of the Investor Directors (as defined in the GE Shareholders Agreement) prior to the consummation of the Transactions; provided, however, that this waiver shall expire in the event this Agreement is terminated in accordance with the provisions of Paragraph 13 hereof.

         (e) Agree to vote in favor of the Transactions in its capacity as a shareholder of Purchaser.

         9. Injunctive Relief. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Purchaser, on the one hand, and Seller, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach of the provisions of this Agreement by such party, Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance in addition to all other remedies available to such other party at law or in equity.

         10. Information. Purchaser shall give Seller prompt notice of any amendment to any of the Transaction Documents and of any proposed waiver of any of the conditions to the closing of the Transactions provided for therein.



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         11. Indemnification. In connection with the transactions contemplated hereby, each of Seller and Purchaser agrees to indemnify and hold the other harmless from and against any and all damages, claims, liabilities or obligations resulting from any breach by Seller or Purchaser, as the case may be, of any of their respective representations or warranties contained herein.

         12. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

         13. Termination. This Agreement may be terminated by either party hereto at any time after December 15, 1996, if the transactions contemplated hereby have not been consummated prior to such time. Seller may terminate this Agreement if any of the Transaction Documents are amended in any material respect or if any of the conditions to closing provided for therein are waived other than a waiver by the purchasers/investors thereunder or a waiver by Purchaser which is approved by Seller, which approval shall not be unreasonably withheld. In addition, this Agreement will terminate automatically and become null and void without any action by the parties hereto in the event that any of the Transaction Documents is terminated prior to the consummation of the transactions contemplated therein. In the event of termination of this Agreement as provided in this Section, this Agreement shall be null and void (including without limitation, Sections 7 and 8 hereof) provided that nothing contained herein shall relieve any party to this Agreement from liability for breach of this Agreement.

         14. Survival. All representations, warranties and agreements made by Seller and Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

         15. Amendment: Modification: Assignment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, no party to this



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Agreement may assign any of its rights or obligations under this Agreement without the prior consent of the other party.

         16. Notices. All notices, claims, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given upon receipt as follows:

         (a)      If to Purchaser:

                  Brim, Inc.
                  305 NE 102nd Avenue
                  Portland, OR 97220
                  Attention: A.E. Brim

         with a copy to:

                  Randi S. Nathanson
                  The Nathanson Group
                  1411 Fourth Avenue
                  Suite 905
                  Seattle, WA 98101

         (b)      If to Seller:

                  General Electric Capital Corporation
                  260 Long Ridge Road
                  Stamford, CT 06927
                  Attention: Equity Capital Group, Counsel and Risk Management

         with copy to:

                  Michael Nathan, Esq.
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017-3954

or to such other address as the person to whom notice is to be given may have previously furnished to the other party in writing.



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         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

             IN WITNESS WHEREOF, this Preferred Stock Purchase Agreement has been duly executed and delivered by a duly authorized officer of Purchaser and by Seller on the day and year first written above.


                                    BRIM, INC.

                                    By:   /s/ A. E. Brim
                                          -------------------------------------
                                          Name: A. E. Brim
                                          Title: President


                                    GENERAL ELECTRIC CAPITAL CORPORATION


                                    By:   /s/ Patrick J. McNeela
                                          -------------------------------------
                                          Name: Patrick J. McNeela
                                          Title:  Department Operations Manager


The undersigned being parties to the GE Shareholder Agreement do hereby consent to the termination thereof pursuant to Paragraph 8 of the foregoing Preferred Stock Purchase Agreement:

                                   /s/ A. E. Brim
                                   ----------------------------------
                                   A. E. Brim


                                   /s/ James M. Williams
                                   ----------------------------------
                                   James M. Williams




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                                   /s/ K. David McAllister
                                   -------------------------------------
                                   K. David McAllister


                                   /s/ John R. Miller
                                   -------------------------------------
                                   John R. Miller


                                   /s/ Steven R. Taylor
                                   -------------------------------------
                                   Steven R. Taylor





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